Exhibit 99.1

AlphaRx and Proprius Pharmaceuticals Announce License Agreement for Indaflex™, a Phase II Topical NSAID for Osteoarthritis

Tuesday, April 11, 2006

MARKHAM, Ontario and SAN DIEGO, California - AlphaRx Inc. (OTCBB: ALRX) and Proprius Pharmaceuticals, Inc. today announced they have entered into a license agreement giving Proprius exclusive global rights (with the exception of Asia and Mexico) to AlphaRx's topical NSAID, Indaflex™ 2.5% Indomethacin Cream. Indaflex™, which makes use of AlphaRx's proprietary formulation technology to deliver indomethacin through the skin and directly to the soft tissue surrounding the joint, is currently in Phase II clinical development in Canada for the treatment of osteoarthritis. In addition to Indaflex™, the agreement gives Proprius rights to successor products and to all other topical NSAID products developed by AlphaRx.

Under the terms of the agreement, AlphaRx will receive an up-front payment of $1 million and will be eligible to receive additional milestone payments of up to $116 million for the successful development and commercialization of Indaflex™, as well as doubledigit royalties on worldwide sales. In addition, Proprius will assume the clinical development costs going forward.

"Given the adverse event profiles of oral NSAIDs and COX-2 inhibitors, and the withdrawals of rofecoxib and valdecoxib from the market, we believe Indaflex™ has the potential to fill a significant unmet clinical need," said Michael J. Walsh, President and CEO of Proprius. "With the right formulation, a topical NSAID offers the potential of matching or surpassing the efficacy of oral treatments while avoiding the side effects associated with circulating levels of these drugs. The preclinical and early clinical data with Indaflex™ are quite encouraging, and we believe Indaflex™ could be a market leader in this important area."

"This is a promising treatment," added Dr. Lee Simon, a Rheumatologist and former Director of the FDA's Anti-Inflammatory, Analgesic and Ophthalmic Drug Products Division and a clinical and regulatory consultant to AlphaRx. "Indomethacin is considered one of the most potent NSAIDs available, and Indaflex™ was shown to be superior to both oral indomethacin and rofecoxib in a non-clinical study. In addition, Phase I data show negligible concentrations of circulating indomethacin in human volunteers once topically applied, suggesting a very low probability of systemic adverse events, such as gastrointestinal or cardiovascular safety concerns."

"We believe Proprius is an ideal partner to maximize the potential of our topical NSAID drugs," said Michael Lee, CEO of AlphaRx. "The Proprius management team has a proven track record of successful development and commercialization of pharmaceutical products, and has previously been instrumental in raising hundreds of millions of dollars in private and public capital. We are confident Indaflex™ will be a major focus of the company and that they are committed to moving it forward aggressively."

About Indaflex™

Indaflex™ is AlphaRx's topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation under clinical development for the symptomatic treatment of osteoarthritis. The product is currently in Phase II clinical development for the reduction of signs and symptoms associated with osteoarthritis of the knee. Arthritis is the most common chronic disease in North America and afflicts an estimated 10% of the world's population. The active ingredient in Indaflex™, indomethacin, has a long-standing and proven clinical treatment record. Delivered through the skin using AlphaRx's proprietary technology, the company believes Indaflex™ will have an attractive profile in comparison to both oral treatments and other topical preparations.

About AlphaRx Inc.

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company's product candidates address various pharmaceutical markets, including arthritis, tuberculosis, ocular infection and inflammation, cataracts, hospital acquired pneumonia and sepsis. AlphaRx has advanced a portfolio of proprietary technologies into Phase I and Phase II human clinical trials.

About Proprius Pharmaceuticals, Inc.

Proprius Pharmaceuticals is a fully-integrated specialty pharmaceutical company that develops and markets personalized medicine solutions in rheumatology and autoimmune diseases. This novel combination of proprietary therapeutics and diagnostic services provides a strategic and differentiated approach to commercialization. Proprius is a privately-held and venture-backed organization, with financing provided by Fog City Fund, a life sciences fund established by St. Paul Venture Capital, and Windamere Venture Partners, LLC.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the companies.

For more information, please contact:

For AlphaRx Inc.:
Agora Investor Relations Corp.
Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com

For Proprius Pharmaceuticals, Inc.:
Michael J. Walsh, President & CEO
Web: http://www.propriuspharma.com
E-mail: mwalsh@propriuspharma.com